Exhibit 3

TEXAS INSTRUMENTS INCORPORATED

BY-LAWS

(As Amended Through July 16, 2020)

Index*

*	This Index is not part of the official text of the By-Laws.

B Y - L A W S

of

TEXAS INSTRUMENTS INCORPORATED

ARTICLE I

Offices

Section 1. Registered Office. The registered office of the Corporation in the State of Delaware and the name of the registered agent of the Corporation shall be set forth in the Corporation’s Certificate of Incorporation.

Section 2. Other Offices. The Corporation may also have a general office in the City of Dallas, State of Texas, and may also have such other office or offices, either within or without the State of Delaware, as the Board of Directors may from time to time appoint or as the business of the Corporation may require.

ARTICLE II

Meetings of Stockholders

Section 1. Annual Meetings. An annual meeting of the stockholders of the Corporation shall be held on a date fixed from time to time by the Board of Directors, for the purpose of electing directors and for the transaction of such other business as may properly be brought before such meeting. A failure to hold the annual meeting of the stockholders at the designated time or to elect a sufficient number of directors to conduct the business of the Corporation shall not affect otherwise valid corporate acts and shall not work any forfeiture or dissolution of the Corporation.

Section 2. Special Meetings. Special meetings of the stockholders, for any purpose or purposes, may be called at any time by the Chairman of the Board, President or the Board of Directors, and shall be called by the Chairman of the Board, President or the Secretary at the request in writing of a majority of the Board of Directors, except as otherwise provided by law or in the Certificate of Incorporation or any amendment thereto.

Section 3. Place of Meeting. Meetings of the stockholders shall be held as permitted by the Delaware General Corporation Law as fixed from time to time by the Board of Directors.

Section 4. Notice of Meetings. Except as otherwise expressly required by law or by these By-Laws, notice of each meeting of the stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting, to each stockholder of record of the Corporation entitled to vote at such meeting, by delivering a written notice thereof to the stockholder of record or by depositing notice in the United States mail postage prepaid, directed to the record holder’s address as it appears upon the records of the Corporation. The notice shall state the place, date and hour of the meeting and, if the meeting be special, briefly, the purpose or purposes thereof. Except when expressly required by law or these By-Laws, no publication of any notice of a meeting of the stockholders shall be required, and no notice of any adjourned meeting of the stockholders need be given. Except as otherwise expressly provided by law, any previously scheduled meeting of the stockholders may be postponed, rescheduled or cancelled by the Board of Directors or Chairman of the meeting.

Section 5. Quorum, Adjournment and Conduct of Meetings.

(a) Quorum. At all meetings of the stockholders (except where otherwise provided by law, by the Certificate of Incorporation or by these By-Laws), stockholders holding of record a majority of the shares of stock of the Corporation issued and outstanding and entitled to vote thereat, present in person or by proxy, shall constitute a quorum for the transaction of business.

(b) Adjournment. The Chairman of the meeting may adjourn or recess any meeting of stockholders for any reason, whether or not a quorum is present. In the absence of a quorum at any stockholder meeting or any adjournment or recess thereof, a majority in voting interest of those present in person or by proxy and voting thereon may adjourn such meeting until a quorum is present. When a meeting is adjourned or recessed to another place, date or time, notice need not be given other than at the meeting at which adjournment or recess is taken, except that if the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record of the Corporation entitled to vote at the meeting. At any adjourned or recessed meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called. The absence from any meeting of stockholders holding the number of shares of stock of the Corporation having voting powers required by the laws of the State of Delaware or by the Certificate of Incorporation or by these By-Laws for action upon any given matter shall not prevent action at such meeting upon any other matter or matters which may properly come before the meeting, if there shall be present thereat in person or by proxy stockholders entitled to vote thereat holding the number of shares of stock of the Corporation having voting power required in respect of such other matter or matters.

(c) Conduct of Meetings. The Board of Directors or the Chairman of any meeting may: prescribe rules or procedures appropriate and take actions that are appropriate or convenient for the proper conduct of the meeting, including to establish: (1) an agenda or order of business for the meeting; (2) rules and procedures to maintain order and security and ensure efficient conduct of business, including with respect to the manner of voting and the timing and appropriateness of questions and comments at the meeting, and to preserve the safety of those present; (3) requirements that attendance at and participation in the meeting involve only stockholders of record of the Corporation and their duly authorized and constituted proxies, and other persons as the Chairman of the meeting shall permit; (4) restrictions on entry to the meeting after the time fixed for its commencement; (5) regulation of the opening and closing of the polls for the matters to be voted on; and (6) restricting the use of audio/video recording devices and hand-held devices. Meetings of stockholders need not be held in accordance with the rules of parliamentary procedure.

Section 6. Voting. Except as otherwise expressly provided by law or by the Certificate of Incorporation or by these By-Laws, each stockholder of the Corporation shall, at each meeting of the stockholders, be entitled to one vote in person or by proxy for each share of the stock of the Corporation having voting powers held by the stockholder and registered in his or her name on the books of the Corporation on the date fixed pursuant to the provisions of Section 5 of Article IX of these By-Laws as the record date for the determination of stockholders who shall be entitled to notice of and to vote at such meeting. Shares of its own stock belonging to the Corporation, or to another corporation if a majority of the shares entitled to vote in the election of directors of such other corporation is held by the Corporation, shall not be voted nor counted for quorum purposes. At all meetings of the stockholders, all matters except those for which the manner of deciding upon is otherwise expressly regulated by law or by the Certificate of Incorporation or by these By-Laws shall be decided by the vote of a majority in voting interest of the stockholders present in person or by proxy and entitled to vote thereat, a quorum being present. The vote for directors, and upon the demand of any stockholder the vote upon any question before the meeting, shall be by written ballot.

Section 7. List of Stockholders. It shall be the duty of the Secretary or other officer of the Corporation who has charge of its stock ledger, either directly or through a transfer agent or transfer clerk appointed by the Board of Directors, to prepare and make, at least ten (10) days before every meeting of the stockholders, a complete alphabetically arranged list of the stockholders showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at the Corporation’s principal executive offices, or as specified in the notice of the meeting, or on a reasonably accessible electronic network. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this section or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

Section 8. Inspectors. Prior to each meeting of the stockholders, one or more Inspectors shall be appointed by the Board of Directors, or, if no such appointment shall have been made, such Inspectors shall be appointed by the Chairman of the meeting, to act thereat. Each Inspector so appointed shall first subscribe an oath or affirmation faithfully to execute the duties of an inspector at such meeting with strict impartiality and according to the best of his or her ability.

Such Inspectors shall take charge of the ballots at each stockholder meeting and after the balloting thereat on any question shall count the ballots cast thereon and shall make a report in writing to the secretary of such meeting of the results thereof. The Inspectors need not be stockholders of the Corporation, and any employee of the Corporation may be an Inspector on any question other than a vote for or against his or her election to any position with the Corporation or on any other question in which he or she may be directly interested other than as a stockholder.

Section 9. Nomination of Directors; Notice of Stockholder Nominees.

(a) Nomination of Directors. Except as provided in Section 6 of Article III of these By-Laws, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of the Corporation may be made at an annual meeting of stockholders (1) by or at the direction of the Board of Directors, (2) by any stockholder of the Corporation who is a stockholder of record at the time of giving the notice provided for in Section 9(b) of this Article II and is entitled to vote for the election of directors at the meeting, and who complies with the procedures set forth in Section 9(b) of this Article II or (3) pursuant to Section 9(c) of this Article II. Director nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation.

(b) Advance Notice of Nominees. To be timely, a stockholder’s notice pursuant to this Section 9(b) (an “Advance Notice Nomination”) shall be in writing and received by the Secretary at the principal executive offices of the Corporation no earlier than the close of business 120 days and no later than the close of business 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from such anniversary date, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. In no event shall the adjournment, recess, rescheduling or postponement of an annual meeting (or the public announcement thereof), commence a new time period (or extend any time period) for the giving of an Advance Notice Nomination as described above. Each Advance Notice Nomination shall set forth:

(1) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (A) the name, age, business address, residence address and email address of the person, (B) the principal occupation or employment of the person, (C) the class and number of shares of stock of the Corporation beneficially owned by the person, (D) the person’s written consent to serve as a director if elected and the person’s representation that he or she intends to serve the full term if elected, (E) a description of all direct and indirect compensatory, payment, indemnification, or other financial agreements, arrangements and understandings during the past three years, and any other material relationships, between the nominee, on the one hand, and any of the stockholder giving the notice, the beneficial owner on whose behalf the nomination is made, and their respective affiliates or associates or others acting in concert with them, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 of

Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”), if any of these persons were the “registrant” for purposes of the rule and the nominee were a director or executive officer of the registrant, (F) a completed and signed questionnaire, representation and agreement as set forth in Section 9(d) of this Article II and (G) any other information relating to the person that would be required to be disclosed (i) in solicitations for proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, or (ii) pursuant to any applicable state or federal law, rule or regulation; and any information requested by the Corporation in connection with any such disclosure, including information related to the determination by the Board of Directors of a person’s qualifications to serve on the Board of Directors, independence under the listing standards of the principal U.S. exchange upon which the common stock of the Corporation is listed, any applicable rules of the SEC and any publicly disclosed standards for such purpose; and

(2) as to the stockholder giving the notice and any Stockholder Associated Person, (A) the name, business address, residence address and email address of the stockholder of record and any Stockholder Associated Person, (B) the class and number of shares of stock of the Corporation which are, directly or indirectly, held of record and/or beneficially owned by such person, the dates the shares were acquired and the investment intent of the acquisition, (C) a description of any current or proposed agreement, arrangement or understanding (i) between or among the stockholder of record and any Stockholder Associated Person or (ii) between or among the stockholder or Stockholder Associated Person and any other person or entity (including their name) in connection with the nomination, including (I) a description of any proxy, agreement, arrangement, understanding, or relationship, including the number of underlying shares, pursuant to which the stockholder of record or any Stockholder Associated Person has any right to acquire, hold, vote or dispose of shares of stock of the Corporation, including the information that would be required to be described or reported pursuant to Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable to the stockholder of record or Stockholder Associated Person), (II) with respect to how a stockholder of the Corporation will vote its shares in the Corporation at any meeting of the Corporation’s stockholders, or other action to be taken by such stockholder, Stockholder Associated Person or other person or entity with respect to the nomination and (III) any other arrangements that would be required to be disclosed by such stockholder, any Stockholder Associated Person or any other person or entity pursuant to Item 5 or 6 of Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable to any such person), (D) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, the stockholder or Stockholder Associated Persons, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the stockholder or Stockholder Associated Persons, with respect to securities of the Corporation (a “Derivative Instrument”) and any other information about such Derivative Instrument that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, if the Derivative Instruments were treated the same as securities of the Corporation under the requirements, (E) any performance-related fees (other than an asset-based fee) that the stockholder giving the notice or any Stockholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Corporation or a Derivative Instrument, if any, including interests held by members of the immediate family sharing the same household of the stockholder or Stockholder Associated Person, (F) any rights to dividends on the shares of the capital stock of the Corporation owned beneficially by the person, (G) any proportionate interest in shares of capital stock of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership or similar entity in which the person (i) is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, or (ii) is the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of a limited liability company or similar entity, (H) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination, and (I) a representation as to whether the stockholder or any Stockholder Associated Person intends or is part of a group which intends (i) to deliver a proxy statement or form of proxy to holders of at least the percentage of shares of the Corporation’s outstanding stock required to elect the nominee or (ii) otherwise to solicit proxies or votes from other stockholders in support of such nomination, and (J) any other information relating to the stockholder of record and beneficial owner required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; and

(3) other information reasonably required by the Corporation from any proposed nominee to determine the eligibility of the proposed nominee to serve as a director of the Corporation, which the stockholder shall provide to the Secretary within five business days of each such request.

(4) To be considered timely, notice provided under Section 9(b) must be updated so that it is true, correct and complete as of (i) the record date for the stockholder meeting and (ii) ten business days prior to that meeting, and any adjournment or postponement thereof. If the notice remains true, correct and complete without update, a written certification to that effect is required. Updates, or a certification that none is required, must be received by the Secretary at the principal executive offices of the Corporation (i) not later than five business days after the later of the record date for the stockholder meeting and the date on which the record date is first publicly disclosed by the Corporation, and (ii) not later than seven business days prior to the date of the meeting at which stockholders will vote on the proposed nominee or any adjournment or postponement thereof. If any information submitted pursuant to Section 9(b) of this Article II is inaccurate in any respect, the information may be deemed not to have been provided in accordance with these By-Laws. The stockholder providing the notice shall notify the Secretary in writing at the principal executive offices of the Corporation of any inaccuracy or change in any information included in the notice within two business days of becoming aware of the inaccuracy or change. The obligation to update and correct in this Section 9(b) or any other section of these By-laws does not limit the Corporation’s rights with respect to any inaccuracies or deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or under any other provision of the By-laws, or enable or be deemed to permit a stockholder who has previously submitted notice hereunder, or under any other provision of the By-Laws, to amend or update any proposal or to submit any new proposal.

(5) As used in Section 9 (other than Section 9(c)) and Section 10 of these By-Laws, (A) an “affiliate” and “associate” have the respective meanings set forth in Rule 12b-2 under the Exchange Act; (B) “Stockholder Associated Person” shall mean (i) any person who is a member of a “group” (as the term is used in Rule 13d-5 under the Exchange Act) with or otherwise acting in concert with the stockholder providing notice, (ii) any beneficial owner of shares of stock of the Corporation, (iii) any affiliate or associate of the stockholder or the Stockholder Associated Person, (iv) any proposed director nominee of the stockholder and (v) any participant (as defined in Item 4 of Schedule 14A under the Exchange Act); and (C) a “Qualified Representative” of a stockholder means a duly authorized officer, manager, partner or other representative of the stockholder who is authorized by a writing executed by the stockholder and delivered to the Corporation to act for the stockholder as proxy at the Corporation’s meeting of stockholders.

(c) Proxy Access.

(1) Inclusion of Nominee in Corporation’s Proxy Materials. Subject to the provisions of these By-Laws, in connection with an annual meeting of stockholders at which directors are to be elected, the Corporation will include in its proxy statement, on its form of proxy and on any ballot distributed at such annual meeting, in addition to any person nominated for election by the Board of Directors, the name, together with the Required Information (defined below) of any person nominated for election (a “Stockholder Nominee”) to the Board of Directors by a stockholder of record, or a group of no more than twenty (20) stockholders of record, that has satisfied (individually or, in the case of a group, collectively) all applicable conditions and has complied with all applicable procedures set forth in this Section 9(c) (an “Eligible Stockholder,” which shall include an eligible stockholder group), and that expressly elects at the time of providing the written notice required by this Section 9(c) to have its nominee included in the Corporation’s proxy materials for such annual meeting pursuant to this Section 9(c).

(2) Delivery of Proxy Access Notice. To be timely, a stockholder’s notice pursuant to this Section 9(c) (a “Proxy Access Notice”) shall be in writing and received by the Secretary at the principal executive offices of the Corporation no earlier than 150 days and no later than 120 days before the first anniversary of the date the Corporation issued its definitive proxy statement for the previous year’s annual meeting of stockholders. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(3) Eligible Stockholder. In order to make a nomination pursuant to this Section 9(c), an Eligible Stockholder must have Owned (as defined below), or is acting on behalf of one or more beneficial owners who have Owned, continuously for at least three (3) years at least the number of shares of common stock of the Corporation that shall constitute three percent (3%) or more of the voting power of the outstanding common stock of the Corporation (the “Required Shares”) as of (A) the date on which the Proxy Access Notice is received by the Corporation in accordance with this Section 9(c), (B) the record date for determining stockholders entitled to vote at the annual meeting, and (C) the date of the annual meeting. For purposes of this Section 9(c), two or more funds or trusts that are (A) under common management and investment control, (B) under common management and funded primarily by the same employer, or (C) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended (each, a “Qualifying Fund”), shall be treated as one stockholder. A record holder acting on behalf of one or more beneficial owners shall not be counted separately as a stockholder with respect to the shares owned by beneficial owners on whose behalf the record holder has been directed in writing to act, but each such beneficial owner shall be counted separately, subject to the other provisions of this Section 9(c)(3), for purposes of determining the number of stockholders whose holdings may be considered as part of an Eligible Stockholder’s holdings.

No person may be a member of more than one group of persons constituting an Eligible Stockholder under this Section 9(c). If a group of stockholders aggregates Ownership of shares in order to meet the requirements under this Section 9(c), (A) all shares held by each stockholder constituting their contribution to the foregoing three percent (3%) threshold must have been held by that stockholder continuously for at least three (3) years and through the date of the annual meeting, and evidence of such continuous Ownership shall be provided as specified in Section 9(c)(7) below, (B) each provision in this Section 9(c) that requires the Eligible Stockholder to provide any written statements, representations, undertakings, agreements or other instruments or to meet any other conditions shall be deemed to require each stockholder (including each individual fund) that is a member of such group to provide such statements, representations, undertakings, agreements or other instruments and to meet such other conditions (except that the members of such group may aggregate their shareholdings to meet the three percent (3%) Ownership requirement of the “Required Shares” definition), and (C) a breach of any obligation, agreement or representation under this Section 9(c) by any member of such group shall be deemed a breach by the Eligible Stockholder.

(4) Ownership. For purposes of this Section 9(c), an Eligible Stockholder shall be deemed to “Own” only those outstanding shares of common stock of the Corporation as to which the stockholder possesses (A) the sole power to vote or direct the voting, (B) the sole economic incidents of ownership (including the sole right to profits and the sole risk of loss) and (C) the sole power to dispose of or direct the disposition; provided that the number of shares calculated in accordance with the preceding clauses (A), (B) and (C) shall not include any securities (X) sold by such stockholder in any transaction that has not been settled or closed, including any short sale, (Y) borrowed by such stockholder for any purpose or purchased by such stockholder pursuant to an agreement to resell or (Z) that, directly or indirectly, underlie any “derivative” security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) and that is, directly or indirectly, held or maintained by such stockholder with respect to any shares of any class or series of stock of the Corporation. A stockholder shall “Own” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A stockholder’s Ownership of shares shall be deemed to continue during any period in which (i) the person has loaned such shares, provided that the person has the power to recall such loaned shares on no longer than five (5) business days’ notice, has recalled such loaned shares prior to the date the applicable Proxy Access Notice is delivered and includes with the Proxy Access Notice an agreement that it will continue to hold such recalled shares through the date of the annual meeting; or (ii) the person has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the person. The terms “Owned,” “Owning” and other variations of the word “Own” shall have correlative meanings. Whether outstanding shares of common stock of the Corporation are “Owned” for purposes of this Section 9(c) shall be determined by the Board of Directors, which determination shall be conclusive and binding on the Corporation and its stockholders.

(5) Required Information. For purposes of this Section 9(c), the “Required Information” is the information provided to the Secretary of the Corporation concerning the Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement by the regulations promulgated under the Exchange Act, and if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder (or in the case of a group, a written statement of the group), not to exceed 500 words, in support of the candidacy of each Stockholder Nominee (the “Supporting Statement”). Notwithstanding anything to the contrary contained in this Section 9(c), the Corporation may omit from its proxy materials any information or Supporting Statement (or portion thereof) that the Corporation believes (A) is untrue in any material respect (or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading); (B) directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or (C) violates any applicable law, rule, regulation or listing standard. Nothing in this Section 9(c) shall limit the Corporation’s ability to solicit against, and include in the proxy materials its own statement relating to, any Eligible Stockholder or Stockholder Nominee.

(6) Maximum Number of Stockholder Nominees. The maximum number of Stockholder Nominees nominated by all Eligible Stockholders that will be included in the Corporation’s proxy materials with respect to an annual meeting of stockholders shall not exceed the greater of (x) two and (y) 20% of the total number of directors in office (rounded down to the nearest whole number), as of the last day on which a Proxy Access Notice may be delivered pursuant to and in accordance with this Section 9(c) (the “Permitted Number”); provided, however, the Permitted Number shall be reduced by:

(A)

The number of individuals who will be included in the Corporation’s proxy materials with respect to such annual meeting as nominees by the Board of Directors pursuant to an agreement, arrangement or other understanding with a stockholder or group of stockholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of stock of the Corporation by such stockholder or group of stockholders from the Corporation), other than any such director who at the time of such annual meeting will have served as a director continuously, as a nominee of the Board of Directors, for at least two (2) annual terms; and

(B)

The number of directors in office that will be included in the Corporation’s proxy materials with respect to such annual meeting for whom access to the Corporation’s proxy materials was previously requested or provided pursuant to this Section 9(c), other than any such director who at the time of such annual meeting will have served as a director continuously, as a nominee of the Board of Directors, for at least two (2) annual terms.

For purposes of determining when the Permitted Number has been reached, any individual nominated by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Section 6(c) whose nomination is subsequently withdrawn or whom the Board of Directors decides to nominate for election to the Board of Directors shall be counted as one of the Stockholder Nominees.

In the event that one or more vacancies for any reason occurs after the deadline for delivery of Proxy Access Notice but before the date of the annual meeting and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Permitted Number shall be calculated based on the number of directors in office as so reduced.

Any Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section 9(c) shall rank such Stockholder Nominees based on the order that the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the Corporation’s proxy materials. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 9(c) exceeds the maximum number of nominees provided for in this Section 9(c), the highest ranking Stockholder Nominee who meets the requirements of this

Section 9(c) of each Eligible Stockholder will be selected for inclusion in the Corporation’s proxy materials until the maximum number is reached, going in order of the amount (largest to smallest) of shares of the Corporation’s outstanding common stock each Eligible Stockholder disclosed as Owned in its respective Proxy Access Notice submitted to the Corporation. If the maximum number is not reached after the highest ranking Stockholder Nominee who meets the requirements of this Section 9(c) from each Eligible Stockholder has been selected, this process will continue with the next highest ranked nominees as many times as necessary, following the same order each time, until the maximum number is reached.

(7) Information to be Provided by Eligible Stockholder. Within the time period specified in this Section 9(c) for providing the Proxy Access Notice, an Eligible Stockholder making a nomination pursuant to this Section 9(c) must provide the following information in writing to the Secretary of the Corporation at the principal executive offices of the Corporation:

(A)

one or more written statements from the Eligible Stockholder (and from each intermediary through which the shares are or have been held during the requisite three (3)-year holding period), specifying the number of shares of common stock of the Corporation that the Eligible Stockholder Owns, and has continuously Owned for three (3) years preceding the date of the Proxy Access Notice, and the Eligible Stockholder’s agreement to provide, within five (5) business days after the later of the record date for the annual meeting and the date on which the record date is first publicly disclosed by the Corporation, written statements from the Eligible Stockholder, the record holder and intermediaries verifying the Eligible Stockholder’s continuous ownership of the Required Shares through the record date;

(B)	a copy of the Schedule 14N that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act;

(C)

the written consent of each Stockholder Nominee to being named in the proxy statement as a nominee and the person’s representation that he or she intends to serve the full term if elected, together with the information and representations that would be required to be set forth in a stockholder’s Advance Notice Nomination pursuant to Section 9(b) above;

(D)	a representation and undertaking:

(i)

that the Eligible Stockholder (I) did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation; (II) has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Stockholder Nominee(s) being nominated by it pursuant to this Section 9(c); (III) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting, other than its Stockholder Nominee(s) or a nominee of the Board of Directors; (IV) has not and will not distribute to any stockholder any form of proxy for the annual meeting other than the form distributed by the Corporation; and (V) will own the Required Shares through the date of the annual meeting of stockholders; and

(ii)

that the facts, statements and other information in all communications with the Corporation and its stockholders are and will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; and

(E)	a statement as to whether or not the Eligible Stockholder intends to maintain qualifying Ownership of the Required Shares for at least one year following the annual meeting;

(F)

in the case of a nomination by a group of stockholders that together is an Eligible Stockholder, the designation by all group members of one group member that is authorized to receive communications, notices and inquiries from the Corporation and to act on behalf of all such members with respect to the nomination and all matters related thereto, including any withdrawal of the nomination, and the acceptance by such group member of such designation;

(G)

in the case of a Qualifying Fund whose share Ownership is counted for purposes of qualifying as an Eligible Stockholder, documentation from the Qualifying Fund reasonably satisfactory to the Board of Directors that demonstrates that it meets the requirements of a Qualifying Fund set forth in Section 9(c)(3) above; and

(H)	an undertaking that the Eligible Stockholder agrees to:

(i)

assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or out of the information that the Eligible Stockholder provides to the Corporation;

(ii)

indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, against the Corporation or any of its directors, officers or employees arising out of any nomination, solicitation or other activity by the Eligible Stockholder in connection with its efforts to elect the Stockholder Nominee(s) pursuant to this Section 9(c); and

(iii)

comply with all other laws, rules and regulations applicable to any actions taken pursuant to this Section 9(c), including the nomination and any solicitation in connection with the annual meeting of stockholders.

(8) Representations and Agreement of the Stockholder Nominee. Within the time period specified in this Section 9(c) for delivering the Proxy Access Notice, a Stockholder Nominee must deliver to the Secretary of the Corporation a completed and signed questionnaire, representation and agreement as set forth in Section 9(d) of this Article II.

(9) True, Correct and Complete Information. In the event that any information or communications provided by any Eligible Stockholder or Stockholder Nominee to the Corporation or its stockholders is not, when provided, or thereafter ceases to be, true, correct and complete in all material respects (including omitting a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading), each Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary of the Corporation and provide the information that is required to make such information or communication true, correct, complete and not misleading; it being understood that providing any such notification shall not be deemed to cure any such defect or limit the Corporation’s right to omit a Stockholder Nominee from its proxy materials pursuant to this Section 9(c). In addition, any person providing any information to the Corporation pursuant to this Section 9(c) shall further update and correct such information in accordance with the procedures set forth in Section 9(b)(4).

(10) Exceptions. Notwithstanding anything in this Section 9(c) to the contrary, the Corporation shall not be required to include, pursuant to this Section 9(c), a Stockholder Nominee in its proxy materials for any meeting of stockholders if:

(A) the Secretary of the Corporation receives a notice that any stockholder has nominated any person for election to the Board of Directors at such meeting pursuant to the advance notice requirements set forth in Section 9(b) of this Article II;

(B) the Eligible Stockholder who has nominated such Stockholder Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee(s) or a nominee of the Board of Directors;

(C) the Stockholder Nominee is not independent under the listing standards of each principal U.S. exchange upon which the common stock of the Corporation is listed, any applicable rules of the SEC and any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of the Corporation’s directors, in each case as determined by the Board of Directors in its sole discretion;

(D) the election of the Stockholder Nominee as a member of the Board of Directors would cause the Corporation to be in violation of these By-Laws, the Certificate of Incorporation, the rules and listing standards of the principal U.S. exchanges upon which the common stock of the Corporation is listed or traded, or any applicable state or federal law, rule or regulation;

(E) such Stockholder Nominee is or has been, within the past three (3) years, an officer or director of a competitor, as set forth in Section 8 of the Clayton Antitrust Act of 1914;

(F) such Stockholder Nominee is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years;

(G) such Stockholder Nominee is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended;

(H) such Stockholder Nominee or the applicable Eligible Stockholder shall have provided information to the Corporation in respect to such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, as determined by the Board of Directors in its sole discretion;

(I) such Stockholder Nominee or the applicable Eligible Stockholder otherwise violates or breaches any of the agreements or representations made by such Stockholder Nominee or Eligible Stockholder or fails to comply with its obligations pursuant to these By-Laws, including this Section 9(c) of Article II; or

(J) the applicable Eligible Stockholder ceases to be an Eligible Stockholder for any reason, including not Owning the Required Shares through the date of the applicable annual meeting of stockholders.

In addition, any Eligible Stockholder (or any member of a group constituting an Eligible Stockholder) whose Stockholder Nominee is elected as a director at an annual meeting of stockholders will not be eligible to nominate or participate in the nomination of a Stockholder Nominee for the following two annual meetings, other than the nomination of any such previously elected Stockholder Nominee.

(11) Invalid Nominations. Notwithstanding anything in this Section 9(c) to the contrary, if (A) a Stockholder Nominee and/or the applicable Eligible Stockholder breaches any of its agreements or representations or fails to comply with any of its obligations under this Section 9(c) or (B) a Stockholder Nominee otherwise becomes ineligible for inclusion in the Corporation’s proxy materials pursuant to this Section 9(c) or dies, becomes disabled or otherwise becomes ineligible or unavailable for election at the annual meeting, in each case as determined by the Board of Directors or the Chairman of the annual meeting, (i) the Corporation may omit or, to the extent feasible, remove the information concerning such Stockholder Nominee and the related Supporting Statement from its proxy materials and/or otherwise communicate to its stockholders that such Stockholder Nominee will not be eligible for election at the annual meeting, (ii) the Corporation shall not be required to include in its proxy materials any successor or replacement nominee proposed by the applicable Eligible Stockholder or any other Eligible Stockholder and (iii) the Board of Directors or the chair of the annual meeting shall declare such nomination to be invalid and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(12) Filing Obligation. The Eligible Stockholder (including any person who Owns shares of common stock of the Corporation that constitute part of the Eligible Stockholder’s Ownership for purposes of satisfying this Section 9(c)) shall file with the SEC any solicitation or other communication with the Corporation’s stockholders relating to the meeting at which the Stockholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available thereunder.

(13) Exclusive Method. This Section 9(c) shall be the exclusive method for stockholders to include nominees for director in the Corporation’s proxy materials.

(d) Submission of Questionnaire, Representation and Agreement. A nominee proposed by a stockholder pursuant to Section 9 of this Article II must deliver (in accordance with the applicable time periods prescribed for receipt of notice under Section 9 of this Article II) to the Secretary at the principal executive offices of the Corporation a written questionnaire in the form required by the Corporation (which form the stockholder must request in writing from the Secretary prior to submitting notice, and which the Secretary shall provide to the stockholder within ten days of receiving the request), and a written representation and agreement that the individual (1) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation, and (B) any Voting Commitment that could limit or interfere with the individual’s ability to comply, if elected as a director of the Corporation, with the individual’s fiduciary duties under applicable law, (2) is not and will not become a party to any compensatory, payment, indemnification, or other financial agreement, arrangement or understanding with any person or entity other than the Corporation in connection with service or action as a director that has not been disclosed to the Corporation in writing, (3) in the individual’s personal capacity and on behalf of any person or entity on whose behalf, directly or indirectly, the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply, with the rules of the exchange upon which the Corporation’s shares of common stock trade, the Certificate of Incorporation, these By-Laws, the Corporation’s Corporate Governance Guidelines and any other Corporation policies and guidelines applicable to directors and applicable fiduciary duties under state law, and currently would be in compliance with any policies and guidelines that have been publicly disclosed, and (4) will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects, and that do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

(e) Defective Nominations. The Chairman of the stockholder meeting, in his or her sole discretion, shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the provisions of this Section 9 of Article II, and the defective nomination shall be declared invalid and disregarded. Notwithstanding this Section 9, unless otherwise required by law, a nomination will be deemed defective if the stockholder (or a Qualified Representative of the stockholder) does not appear at the stockholder meeting to present it. If a nomination is defective for any reason, no vote will be taken with respect to it, even if proxies regarding the vote have been received by the Corporation.

Section 10. Business at Annual Meeting; Notice of Stockholder Business. To be properly brought before an annual meeting of stockholders, business must be either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, or (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors or by a stockholder of the Corporation who is a stockholder of record at the time of giving the notice provided for in this Section 10 and is entitled to vote at the meeting. In addition to any other applicable requirements, for business to be properly brought before the meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be in writing and received by the Secretary at the principal executive offices of the Corporation no earlier than the close of business 120 days and no later than the close of business 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from such anniversary date, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. In no event shall the adjournment, recess, rescheduling or postponement of an annual meeting (or the public announcement thereof) commence a new time period (or extend any time period) for business to be properly brought before the meeting by a stockholder, as described above. A stockholder’s notice to the Secretary shall set forth (1) as to each matter the stockholder proposes to bring before the meeting (A) a reasonably brief description of the business desired to be brought before the meeting and the reason for conducting such business at the meeting, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration) and in the event that such business includes a proposal to amend the By-Laws, the language of the proposed amendment, and (C) all other information relating to such proposed business that would be required to be disclosed in a proxy statement or other filing required to be made by the stockholder in connection with the solicitation of proxies in support of such proposed business pursuant to Regulation 14A under the Exchange Act, (2) as to as to the stockholder giving the notice and any Stockholder Associated Person, the disclosures and representations set forth in Section 9(b)(2), substituting the nomination with the proposed business, as applicable.

In addition, to be considered timely, a stockholder notice pursuant to this Section 10 shall be updated and corrected in accordance with the procedures set forth in Section 9(b)(4).

Notwithstanding anything in these By-Laws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this Section 10 of Article II; provided, however, that nothing in this Section 10 of Article II shall be deemed to preclude discussion by any stockholder of any business properly brought before the meeting. Notwithstanding anything to the contrary herein, nothing in this Section 10 is intended to nor shall be deemed to affect any rights of stockholders to submit a proposal to the Corporation in compliance with Rule 14a-8 promulgated under the Exchange Act for inclusion in a proxy statement that has been prepared by the Corporation to solicit proxies for the stockholder meeting.

The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 10 of Article II, and any such business shall not be transacted. Notwithstanding the foregoing provisions of this Section 10, unless otherwise required by law, if the stockholder (or a Qualified Representative of the stockholder) does not appear at the stockholder meeting to present business, such proposed business shall not be transacted, and no vote shall be taken with respect to such business, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

ARTICLE III

Board of Directors

Section 1. General Powers. The property, business and affairs of the Corporation shall be managed under the direction of the Board of Directors, who may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law, by the Certificate of Incorporation or by these By-Laws directed or required to be exercised or done by the stockholders.

Section 2. Number, Term of Office and Qualifications. The number of directors which shall constitute the whole Board shall be set forth by resolution of the Board of Directors of the Corporation. Directors need not be stockholders.

Section 3. Election of Directors. Except as provided in Section 6 of Article III of these By-Laws, the directors shall be elected by the vote of the majority of the shares represented in person or by proxy and entitled to vote thereon at the annual meeting of stockholders, a quorum being present, provided that if, as of the tenth day preceding the date the Corporation first mails its notice of meeting to the stockholders of the Corporation, the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality vote of the stockholders present in person or by proxy and entitled to vote thereon at such meeting, a quorum being present. Except as provided by Section 6 of Article III of these By-Laws, the directors shall be elected annually, and each director shall continue in office until his or her successor shall have been elected and shall qualify or until his or her earlier death, resignation or removal from office.

Section 4. Organization and Order of Business. At all meetings of the Board of Directors, the Chairman of the Board of Directors shall preside. In the Chairman’s absence, the President, or, in the absence of both of these officers, the Corporation’s lead independent director or another member of the Board of Directors chosen by a majority of the directors present thereat, shall act as Chairman of such meeting and preside thereat. The Secretary, or, in the Secretary’s absence, an Assistant Secretary, or, in the absence of all of them, any person appointed by the Chairman of the meeting, shall act as secretary of such meeting.

Section 5. Resignations. Any director of the Corporation may resign at any time by giving notice of resignation in writing to the Chairman of the Board, the President or the Secretary of the Corporation. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt by such Chairman of the Board, President or Secretary; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 6. Vacancies and Increases. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office although less than a quorum, or by a sole remaining director. Any vacancy not filled in such manner may be filled by the stockholders at any special meeting of the stockholders called for that purpose.

Section 7. Emergency By-Laws and Other Powers in Emergency. During any emergency condition or catastrophe, including a natural disaster, pandemic, attack, or nuclear or atomic disaster, or other similar emergency conditions, as a result of which a quorum of the Board of Directors or a committee thereof cannot readily be convened for action because of the emergency, the following provisions shall be applicable:

(a) Emergency Management Committee. All the powers and duties vested in the Board of Directors or committee so lacking a quorum shall vest, automatically, in the Emergency Management Committee, which shall consist of the members of the Board of Directors who can be readily convened for action. As few as two Committee members shall constitute a quorum unless there is only one, in which case one shall constitute a quorum.

(b) If there are no remaining directors, the officers (not exceeding the number of directors then authorized) who have at that time the longest period of employment continuous to such date uninterrupted by leave of absence in the office or offices (in the following order) of (1) Executive Vice President, (2) Senior Vice President, (3) Vice President, and (4) Assistant Vice President, shall be deemed directors eligible to serve on the Emergency Management Committee until the termination of the emergency, or until a meeting of the stockholders can conveniently and safely be convened, whichever shall first occur. If two or more persons shall have been elected to the same office on the same day the person or persons to be deemed a director or directors shall be the person or persons with the longest continuous period of service uninterrupted by leave of absence with the Corporation.

(c) Other provisions of these By-Laws notwithstanding, (1) a meeting of the Emergency Management Committee, the Board of Directors or a standing committee thereof may be called by any director or officer of the Corporation by any means feasible under the circumstances; and (2) notice of any meeting of the Emergency Management Committee, the Board of Directors or a standing committee thereof may be given at such time in advance of the meeting as, in the judgment of the person calling the meeting, circumstances permit to as many directors and by any means feasible at the time.

Section 8. Place of Meeting. The Board of Directors may hold its meetings at such place or places within or without the State of Delaware, including by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, as the Board of Directors may from time to time by resolution determine, or as shall be specified or fixed in these By-Laws, or in the respective notices or waivers of notice thereof.

Section 9. Regular Meetings. Regular meetings of the Board of Directors shall be held at such times as the Board of Directors shall, from time to time, by resolution, determine. If no other place be fixed by resolution for such regular meetings they shall be held at the general office of the Corporation in the City of Dallas, State of Texas. Except as otherwise provided by law or by these By-Laws, notices of regular meetings need not be given. The time and place of any regular meeting may be changed on one day’s notice to each director, as in the manner provided for notice of special meetings of the Board of Directors, from the Chairman of the Board of Directors, the President, or the Secretary or an Assistant Secretary.

Section 10. Special Meetings; Notice. Special meetings of the Board of Directors, for any purpose or purposes, shall be held whenever called by the Chairman of the Board or the President. A special meeting shall be called by the Chairman of the Board, President or Secretary upon the written request of four directors, or such lesser number constituting one-half of the total number of directors at the time in office. A notice shall be given as hereinafter in this Section provided of each such special meeting, in which shall be stated the time and place of such meeting, but except as otherwise expressly provided by law or by these By-Laws, the purposes thereof need not be stated in such notice. Except as otherwise provided by law, notice of each such meeting shall be mailed to each director, addressed to the director at the director’s residence or usual place of business, at least three days before the day on which such meeting is to be held, or shall be sent addressed to the director by electronic transmission or be delivered personally or by telephone not later than the day before the day on which such meeting is to be held unless the person calling the meeting deems shorter notice necessary or appropriate. Notice of any meeting of the Board need not, however, be given to any director, if waived by him or her at any time, whether before or after the meeting in writing, or if he or she shall be present at such meeting and not object at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.

Section 11. Quorum and Manner of Acting. At all meetings of the Board of Directors, one-third of the total number of directors shall constitute a quorum for the transaction of business; and, except as otherwise specified in these By-Laws, and except as may otherwise be expressly provided by law or by the Certificate of Incorporation, the act of a majority of the directors present shall be the act of the Board of Directors. Members of the Board of Directors may participate in any meeting of such Board by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in the meeting shall constitute presence in person at such meeting. In the absence of a quorum at any meeting, it may be adjourned, from time to time, by the Chairman of the Board or a majority vote of the directors present, until a quorum shall be present thereat. Notice of any adjourned meeting need not be given. The directors shall act only as a Board and the individual directors shall have no power as such.

Section 12. Compensation. The Board of Directors may at any time and from time to time by resolution provide that a specified sum shall be paid to any director of the Corporation or to any director member of any Committee who shall not otherwise be in the employ of the Corporation or of any subsidiary of the Corporation, either as the annual compensation as such director, member of such committee or as compensation for attendance at any annual, regular, or special meeting of the Board or of such committee or other activities as a director; and the Board of Directors may also likewise provide that the Corporation shall reimburse each such director or member of such committee for any expenses paid by the director on account of his or her attendance at any such meeting or engaging in other activities as a director. Unless otherwise expressly provided by resolution adopted by the Board of Directors, none of the directors and none of the members of any committee of directors of the Corporation contemplated by these By-Laws or otherwise provided for by resolution of the Board of Directors shall, as such, receive any stated compensation for services. Nothing in this Section shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

ARTICLE IV

Committees of Directors

Section 1. Appointment of Committees. The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more “Board Committees,” each Committee to consist of one or more of the directors of the Corporation which, to the extent provided in the resolution or in the By-Laws of the Corporation, shall have and may exercise, as authorized by the Board, the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. The Board of Directors may designate one or more directors as an alternative member of any committee, who may replace any absent or disqualified member at any meeting of the Committee. Such Board Committee or Committees shall serve during the pleasure of the Board of Directors, and shall have such name or names as may be stated in the By-Laws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

In addition, the Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more “Board Appointed Committees” consisting of one or more of the directors of the Corporation and such other members as it may designate to have such powers and duties as the Board of Directors may determine. No additional compensation shall be paid to such other members who are company executives in connection with their attendance at meetings of Board Appointed Committees. The term and names of such Board Appointed Committees shall be determined from time to time by resolution adopted by the Board of Directors.

Section 2. Procedure. A majority of all the members of any committee appointed pursuant to this Article IV may fix its rules of procedure, determine its action, and fix the time, manner and place, within or without the State of Delaware, of its meetings, and specify what notice thereof, if any, shall be given, unless the Board of Directors shall otherwise by resolution provide. Unless the Board of Directors shall otherwise by resolution provide, the members of any committee appointed pursuant to this Article IV may participate in any meeting of such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in the meeting shall constitute presence in person at such meeting. The Board of Directors shall have power at any time to change the members of any such committee, to fill vacancies therein, and to discharge any such committee, either with or without cause.

Section 3. Minutes of Committee Proceedings. The Board Committees shall keep regular minutes of their proceedings and report the same to the Board of Directors when required.

ARTICLE V

Officers

Section 1. Officers. The officers of the Corporation shall include a Chairman of the Board of Directors and a President, who may be the same person, and there may be one or more Vice Chairmen of the Board of Directors, one or more Executive Vice Presidents, one or more Senior Vice Presidents, one or more Vice Presidents, a Secretary, and a Treasurer, all of whom shall be subject to the control of the Board of Directors. The Board of Directors may designate a Chief Executive Officer and a Chief Operating Officer.

The Board of Directors may from time to time elect such other officers and agents as the Board may deem necessary or advisable, including one or more Assistant Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, a Controller and an Assistant Controller, each of which officers and agents shall be subject to the control of the Board of Directors and shall hold office for such period, have such authority and perform such duties as are provided in these By-Laws or as the Board of Directors or the President may from time to time determine.

Section 2. Election and Term of Office. Unless elected pursuant to Section 3 of this Article V, the officers of the Corporation shall be elected annually by the Board of Directors. Each officer shall hold office until the officer’s successor is duly chosen and qualified, or until the officer’s death, resignation, or removal in the manner hereinafter provided.

Section 3. Election by Board Committee or Officer. The Board of Directors may delegate to any officer or committee established by the Board of Directors the power to elect any officers and agents of the Corporation.

Section 4. Removal. Except where otherwise expressly provided in a contract duly authorized by the Board of Directors, all officers and agents of the Corporation elected by the Board of Directors may be removed, either with or without cause, at any time, by resolution adopted by a majority of the whole Board of Directors at any regular meeting, or at any special meeting called for the purpose, if notice of the regular or special meeting gave notice of the proposed removal. Also, except where otherwise expressly provided in a contract duly authorized by the Board of Directors, all other officers shall hold their office, agency or employment at the discretion of, and may be removed or discharged, with or without cause, by the Board of Directors, by the committee or officer that elected them or by any superior officer upon whom such power of removal may be conferred by the Board of Directors.

Section 5. Resignations. Any officer of the Corporation may resign at any time by giving written notice of his or her resignation to the Board of Directors or to the Chairman of the Board or to the President or to the Secretary of the Corporation. Any such resignation shall take effect at the time specified therein, or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt by the Board of Directors or such Chairman of the Board or President or Secretary; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 6. Vacancies. A vacancy in any office due to death, resignation, removal, disqualification or any other cause may be filled for the unexpired portion of the term in the manner prescribed in these By-Laws for regular elections to such office.

Section 7. Chairman of the Board of Directors. The Chairman of the Board of Directors shall be under the direction of the Board of Directors and shall have the primary responsibility for the effective operation of the Board. The Chairman shall preside at all meetings of the Board of Directors and, unless otherwise determined by the Board of Directors, of stockholders. In any prolonged absence or incapacity of the President, the Chairman shall perform all the duties and functions and exercise all the powers of the President.

Section 8. President. Unless otherwise determined by the Board of Directors, the President shall be the Chief Executive Officer of the Corporation under the supervision and direction of the Board and shall have the primary responsibility for carrying out the policies of the Board. When the President is absent temporarily in the ordinary course of business, he or she is authorized to designate another senior officer to act in his or her behalf during his or her absence. In the absence of the Chairman of the Board, the President shall preside at all meetings of the Board of Directors. The President shall see that all orders and resolutions of the Board of Directors are carried into effect. The President may sign, execute and deliver in the name of the Corporation all deeds, mortgages, bonds, contracts or other instruments authorized by the Board of Directors, and checks, notes and orders for the payment of money, except in cases where the signing, execution or delivery thereof shall be expressly delegated by the Board of Directors or by these By-Laws to some other officer or agent of the Corporation or where any of them shall be required by law otherwise to be signed, executed or delivered.

Section 9. Inability of Chairman of the Board and President to Act. If the President and the Chairman of the Board are unable to act, the Board shall determine by resolution who shall perform the duties of the President and Chairman of the Board.

Section 10. Executive Vice Presidents, Senior Vice Presidents and Vice Presidents. Each Executive Vice President, Senior Vice President and Vice President shall have such powers and perform such duties as the Board of Directors, the Chairman of the Board or the President may from time to time prescribe and shall perform such other duties as may be prescribed by these By-Laws.

Section 11. The Secretary. The Secretary shall attend and keep the minutes of meetings of the stockholders, of the Board of Directors and (unless the Board designates a secretary or secretaries for a committee or committees) of all committees, in one or more books provided for that purpose; give notice of all meetings in accordance with these By-Laws and as required by law; have charge of the seal of the Corporation; the Secretary may sign with the Chairman of the Board, President, Executive Vice President, Senior Vice President, Vice President, or Assistant Vice President, in the name of the Corporation, all contracts and instruments of conveyance authorized by the Board of Directors, or by any committee thereunto duly authorized, and, when so ordered or authorized the Secretary shall affix the seal of the Corporation thereto; the Secretary shall have charge of the certificate books, transfer books and stock ledgers, and such other books and papers as the Board of Directors may direct, all of which shall, at all reasonable times, be open to the examination of any Director, upon application at the office of the Corporation during business hours; prepare and submit to the Board of Directors or the President such reports and data as may be requested of the Secretary; and in general perform all the duties incident to the office of Secretary, and such other duties as from time to time may be assigned to the Secretary by the Board of Directors or the President. The Board of Directors may from time to time delegate to another officer or person any of the duties usually performed by the Secretary to the extent permitted by law.

Section 12. The Assistant Secretary. At the request of the Secretary or in the event of the Secretary’s absence or inability to act, the Assistant Secretary or, if there be more than one, any of the Assistant Secretaries, shall (unless the Board directs otherwise) perform the duties of the Secretary, and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the Secretary. Each Assistant Secretary shall perform such other duties as from time to time may be assigned by the President, the Secretary, or the Board of Directors.

Section 13. The Treasurer. The Treasurer shall be under the direction of the officer who has been designated by the Board of Directors. The principal financial officer of the Corporation may also hold the position of Treasurer if so approved by the Board of Directors. If required by the Board of Directors, the Treasurer shall give a bond for the faithful discharge of his or her duties in such sum and with such surety or sureties as the Board of Directors shall determine (and in the event such bond be required, a new bond shall be taken at least every six years). The Treasurer shall have charge and custody of, and be responsible for, all funds, securities, notes, valuable effects and financial records of the Corporation, receive and give receipt for moneys due and payable to the Corporation from any sources whatsoever; when necessary or proper the Treasurer shall endorse on behalf of the Corporation for collection, checks, notes and other obligations and shall deposit the same to the credit of the Corporation in such bank or banks or depositary or depositaries as the Board of Directors may designate; the Treasurer shall cause such funds of the Corporation to be disbursed by checks or drafts on the authorized banks or depositaries of the Corporation signed as provided in these By-Laws or by resolution of the Board of Directors; the Treasurer shall be responsible for the accuracy of the amounts of, and cause to be preserved, proper vouchers for all moneys so disbursed; the Treasurer shall enter or cause to be entered regularly in the books of the Corporation, to be kept by the Treasurer or under his or her supervision for that purpose, a full and accurate account of all the moneys received and paid by him on account of the Corporation; the Treasurer shall render to the Board of Directors, the Chairman of the Board, or the President, whenever they shall require him so to do, a statement of the cash account and such other financial statements as may be prepared from the financial records, and as soon as may be practicable after the close of each fiscal year make and submit to the Board of Directors like report or reports for such fiscal year; and in general perform all the duties incident to the office of Treasurer, and such other duties as from time to time may be assigned to him by the Board of Directors or the President. The Board of Directors may from time to time delegate to another officer or person any of the duties usually performed by the Treasurer to the extent permitted by law.

Section 14. The Assistant Treasurer. If required by the Board of Directors, the Assistant Treasurer shall give a bond for the faithful discharge of his or her duties in such sum and with such surety or sureties as the Board of Directors shall determine (and in the event such bond be required, a new bond shall be taken at least every six years). At the request of the Treasurer or in the event of the Treasurer’s absence or inability to act, the Assistant Treasurer or, if there be more than one, any of the Assistant Treasurers, shall (unless the Board directs otherwise) perform the duties of the Treasurer and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the Treasurer. Each Assistant Treasurer shall perform such other duties as from time to time may be assigned to him by the President, the Treasurer, or the Board of Directors.

Section 15. Salaries. No officer shall be prevented from receiving any compensation because the officer is also a member of the Board of Directors.

ARTICLE VI

Indemnification of Directors, Officers and Employees of the Corporation

The Corporation shall indemnify, in the manner and to the full extent permitted by the laws of the State of Delaware, any former or present director, officer or employee of the Corporation or of any subsidiary of the Corporation (or the estate of any such person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director, officer or employee of the Corporation, or is or was serving any other enterprise at the request of the

Corporation (a “Proceeding”); provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized in advance by the Board of Directors of the Corporation. The Corporation may, to the full extent permitted by the laws of the State of Delaware, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him. To the full extent permitted by the laws of the State of Delaware, the indemnification provided herein shall include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement. In the manner provided by law, any such expenses may be, and any such expenses incurred by any former or present director or officer of the Corporation shall be, paid by the Corporation in advance of the final disposition of such Proceeding. The indemnification, including advance payment of expenses, provided herein shall not be deemed to limit the right of the Corporation to indemnify and make advance payment to any other person for any such expenses to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification or advance payment of expenses from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. The rights under this Article VI are contractual, and no amendment to or repeal of this Article VI shall apply or be effective to limit or reduce the rights to indemnification and advance payment of expenses provided under this Article VI with respect to any Proceeding (regardless of when commenced) arising out of acts or omissions occurring prior to such amendment or repeal.

ARTICLE VII

Contracts, Checks, Drafts, Bank Accounts, Books and Records, etc.

Section 1. Execution of Contracts. The Board of Directors may authorize any officer or officers or agent or agents of the Corporation to enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation, and such authority may be general or confined to specific instances; and, unless so authorized by the Board of Directors, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable pecuniarily for any purpose or to any amount.

Section 2. Loans. No loan shall be contracted on behalf of the Corporation, and no negotiable paper shall be issued in its name, unless authorized (i) by the Board of Directors, or (ii) by a Committee of the Board if the Board of Directors has delegated to any such Committee the power to make such authorizations. When so authorized any officer or agent of the Corporation may effect loans and advances at any time for the Corporation from any bank, trust company or other institution, or from any firm, corporation or individual, and for such loans and advances may make, execute and deliver promissory notes or other evidences of indebtedness of the Corporation, and, when authorized so to do by the Board of Directors, and, if required by law, by the stockholders, as security for the payment of any and all loans, advances, indebtedness and liabilities of the Corporation, may mortgage, pledge, hypothecate or transfer any real or personal property at any time held by the Corporation and to that end execute deeds of trust, and instruments of mortgage or pledge, or otherwise transfer said property.

Section 3. Checks, Drafts, etc. All checks, drafts, orders for the payment of money, obligations and bills of exchange shall be signed or endorsed (except endorsements for collection for the account of the Corporation or for deposit to its credit) by such officer or officers, employee or employees or agent or agents of the Corporation and in such manner as shall from time to time be determined by resolution of the Board of Directors. Each of such officers and employees shall give such bond, if any, as the Board of Directors shall determine.

Section 4. Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in one or more of such banks, trust companies or other depositaries as the Board of Directors may select or as may be selected by any officer or officers or agent or agents of the Corporation to whom power in that respect shall have been delegated by the Board of Directors. For the purpose of deposit and for the purpose of collection for the account of the Corporation, checks, drafts and other orders for the payment of money which are payable to the order of the Corporation may be endorsed, assigned and delivered by any officer or agent of the Corporation to whom such power is so delegated.

Section 5. General and Special Bank Accounts. The Board of Directors may from time to time authorize the opening and keeping of general and special bank accounts with one or more of such banks, trust companies or other depositaries as the Board of Directors may select or as may be selected by any officer or officers, agent or agents of the Corporation to whom power in that respect shall have been delegated by the Board of Directors. The Board of Directors may make such special rules and regulations with respect to such bank accounts, not inconsistent with the provisions of these By-Laws, as it may deem expedient.

Section 6. Proxies in Respect of Stock or Other Securities of Other Corporations. Unless otherwise provided by resolutions adopted by the Board of Directors, the Chairman of the Board, the President, any Executive Vice President, any Senior Vice President, any Vice President, the Secretary or the Treasurer of the Corporation, or any one or more of them shall have full power and authority to exercise in the name and on behalf of the Corporation all the powers and rights, including the right to vote and consent, which the Corporation may have as the holder of stock or other securities in any other corporation, and from time to time to appoint an attorney or attorneys or an agent or agents, or proxy or proxies with like power and authority in respect of such stock or other securities, and may instruct the person or persons so appointed as to the manner of exercising such powers and rights, and may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal, or otherwise, all such written proxies or other instruments as any one of them or they may deem necessary or proper in order that the Corporation may exercise its said powers and rights. The Board of Directors from time to time may by resolution confer like powers and authority upon any other person or persons.

ARTICLE VIII

Books and Records

The books and records of the Corporation may be kept outside of the State of Delaware, at the general office of the Corporation in Dallas, Texas, or at such other place or places as may be from time to time designated or selected by the Board of Directors.

ARTICLE IX

Shares and Their Transfer; Examination of Books

Section 1. Certificates for Stock. Shares of the Corporation’s stock shall be represented by certificates, provided that the Board of Directors may provide by resolution that some or all of any or all classes or series of stock shall be uncertificated shares. Every holder of stock represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by two authorized officers of the Corporation (it being understood that each of the Chairman of the Board, the President, an Executive Vice President, a Senior Vice President, a Vice President, the Treasurer, the Secretary, an Assistant Treasurer, or an Assistant Secretary of the Corporation shall be an authorized officer for such purpose) and certifying the number of shares owned by the holder. Any or all of the signatures on the certificate may be a facsimile. In case any officer of the Corporation, transfer agent or registrar who has signed, or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if the person were an officer, transfer agent or registrar at the date of issue.

Section 2. Transfers of Stock. Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation by the registered holder thereof, or by his or her attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation, or with a transfer clerk or a transfer agent appointed as provided in Section 3 of Article IX, and on surrender of the certificate or certificates for such shares properly endorsed and the payment of all taxes thereon. The person in whose name shares of stock are registered on the books of the Corporation shall be deemed and treated as the owner thereof for all purposes; and the Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the laws of the State of Delaware.

Section 3. Regulations. The Board of Directors may make such rules and regulations as it may deem expedient, not inconsistent with these By-Laws, concerning the issue, transfer and registration of certificates for shares of the stock of the Corporation. It may appoint one or more transfer clerks or one or more transfer agents and one or more registrars, and may require all certificates of stock to bear the signature or signatures of any of them.

Section 4. Lost, Destroyed, Stolen, and Mutilated Certificates. The holder of any stock of the Corporation shall immediately notify the Corporation of any loss, destruction, theft, or mutilation of the certificate therefor, and the Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, destroyed, stolen, or mutilated, upon the surrender of the mutilated certificate, or in the case of loss, destruction, or theft of the certificate, upon satisfactory proof of such loss, destruction, or theft. The Board of Directors may, in its discretion, as a condition precedent to the issuance of a new certificate, require the owner of the lost, destroyed, or stolen certificate or the owner’s legal representatives to give the Corporation a bond in such sum, limited or unlimited, and in such form and with such surety or sureties, as the Board shall in its uncontrolled discretion determine, to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, destruction, or theft of any such certificate, or the issuance of such new certificates.

Section 5. Fixing Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

ARTICLE X

Seal

The corporate seal of the Corporation shall be in the form of a circle and shall bear the full name of the Corporation, the state and year of incorporation, and the words “Corporate Seal.” Said seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced. The seal shall be retained by the Secretary. A duplicate of the seal may be kept and used by the Treasurer, by an Assistant Secretary or Assistant Treasurer, or by any other employee authorized by resolution of the Board of Directors.

ARTICLE XI

Fiscal Year

The fiscal year of the Corporation shall begin on the first day of January and end on the thirty-first day of December in each year, unless otherwise determined by the Board of Directors.

ARTICLE XII

Notices and Waivers Thereof

Whenever under the provisions of the law of the State of Delaware, of the Certificate of Incorporation, or these By-Laws notice of any nature is required to be given to any director, officer or stockholder, unless otherwise provided by law or expressly provided by these By-Laws, such notice may be given personally, or it may be given in writing by depositing the same in the post office or a letter box maintained and kept by the United States Government in a postpaid sealed envelope addressed to such director, officer or stockholder at such address as appears upon the books of the Corporation, or, in default of other address, to such director, officer or stockholder at the general post office in the City of Wilmington, Delaware, and such notice shall be deemed to be given at the time when the same shall be thus mailed; a waiver of such notice in writing signed by the person or persons entitled to such notice, or sent by such person, whether before or after the time stated therein shall be deemed equivalent to notice. Attendance of a person at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice.

ARTICLE XIII

Amendments

These By-Laws, as they shall be at any time and whether or not previously altered, amended or added to, may be made, altered, amended or repealed from time to time by the Board of Directors by the affirmative vote of a majority of the authorized number of directors at any regular or special meeting of directors if notice of the proposed change was contained in the notice of such meeting. The stockholders also, by the affirmative vote of a majority of the stock issued, outstanding and entitled to vote may from time to time make, alter, amend or repeal the By-Laws at any regular or special meeting if notice of the proposed change was contained in the notice of the meeting; and any addition, alteration, amendment or repeal effected by the Board of Directors may be altered, amended or repealed by the stockholders in the manner hereinabove set forth.

ARTICLE XIV

Definitions and Interpretations

Unless otherwise provided these By-Laws or the context indicates otherwise, the following rules of interpretation apply:

(a) any reference to “days” means calendar days unless business days are expressly specified;

(b) the term “including” means “including, without limitation;” and

(c) the terms “written” and “in writing” shall include any “electronic transmission,” as defined in the Delaware General Corporation Law, including any communication by electronic mail.

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